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NEWS
For Immediate Release               From MasTec, Inc.
May 21, 1997                            3155 N.W. 77th Avenue, Suite 135
                                        Miami, Florida 33122-1205
                                        Tel :    (305) 599-1800
                                        Fax :    (305) 406-1908
                                        For more information contact:
                                        Edwin D. Johnson,
                                        Chief Financial Officer
                                        www.ejohnson@mastec.com


                 MASTEC AGREES TO ACQUIRE CONTROLLING INTEREST
                      IN BRAZILIAN INFRASTRUCTURE PROVIDER

MIAMI, FL - MasTec, Inc. (NYSE: MTZ) and Inepar, S.A. Industria e Construcoes (Sao Paulo Stock Exchange: IN) announced today an agreement to sell a controlling interest in Inepar's telecommunications infrastructure construction division to MasTec. The terms of the agreement call for MasTec to invest $29.4 million in new capital in the company for a 50% interest and allows MasTec to acquire an additional 1% interest from Inepar for MasTec shares. The new venture will do business as Inepar-MasTec and is expected to quickly become a leading telecommunications construction services company in Brazil.

Inepar is one of the largest providers of services, equipment and capital goods to the telecommunications and energy industries in Brazil with a significant presence throughout the rest of South America. Inepar is located in most of the 26 states of Brazil with a strategic concentration in the more populous and industrialized areas. Inepar also has offices in most of the other South American countries. Inepar is the Brazilian partner to Motorola for the Iridium Project and acts as a privileged infrastructure provider for the project worldwide. In addition, Inepar has several joint ventures in the energy sector with substantial international partners such as General Electric, Hubell and Landys & Gyr. The Inepar Group has consolidated assets in excess of half a billion dollars, net assets of $175 million and produced revenue last year, including its proportion of revenue earned through joint ventures, of $436 million. Stockholders in the Company include many prominent Brazilian pension funds.

Upon its formation, Inepar-MasTec will have a backlog of telecommunications infrastructure projects in excess of $230 million with near-term prospects for significant additional projects.

Atilano Oms Sabrinho,  President and Chief Executive Officer of Inepar,  stated:
"The Brazilian telecommunications market is undergoing tremendous change as a mandate for the systematic privatization of Telebras and eventual deregulation of the industry has created significant new opportunities. We anticipate that the build-out of telecommunications infrastructure in Brazil over the next few years will dwarf historical expenditures and believe that the new venture with MasTec will bring a formidable competitor to the Brazilian infrastructure market."

Jorge Mas, President and Chief Executive Officer of MasTec, stated: "We have been studying the Brazilian market for some time and have closely monitored the exciting developments taking place both in the Brazilian economy and in the telecommunications industry there. We are very excited with the opportunity to enter this market with an established partner of such a high reputation and standing as Inepar. By forming a well capitalized venture with an existing backlog of contracts, we are confident that Inepar-MasTec can quickly become a leading market force in the provision of telecommunications infrastructure services in Brazil and also in the Mercosur market."

The transaction is not expected to require any regulatory approvals and is scheduled to be completed within the next few weeks.

Both companies will submit the agreement to their respective boards within a week.

Opening the Lines of Communication(R) worldwide, MasTec is one of the world's leading telecommunications and related infrastructure service providers, serving clients throughout the United States, Latin America and Spain.

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